Exhibit 99.1

FOR IMMEDIATE RELEASE

HAMPSHIRE GROUP, LIMITED REPORTS 2014 FIRST QUARTER RESULTS

New York, New York, May 13, 2014: Hampshire Group, Limited (OTC Markets: HAMP) today reported results for the first quarter ended March 29, 2014.

First Quarter 2014 Compared to First Quarter 2013:

●	Net sales were $16.1 million, compared to $18.9 million;
●	Gross margin was 19.3%, compared to 17.8%;
●	SG&A expenses were $7.3 million compared to $8.0 million;
●	Adjusted EBITDA was a loss of $2.8 million compared to a loss of $3.1 million (See the Non-GAAP Reconciliation table in the Selected Unaudited Financial Data section of this press release);
●	Loss from operations was $4.2 million compared to a loss from operations of $4.6 million;
●	Loss from continuing operations was $4.4 million compared to $4.8 million; and,
●	Basic and diluted loss per share from continuing operations was $0.51 compared to $0.72.

Paul Buxbaum, Chief Executive Officer of Hampshire Group, commented, “While our financial results remain well below what our business is capable of achieving, during the first quarter of 2014 we made meaningful progress in positioning the Company for long-term profitable growth. Notably, our gross margin expanded 150 basis points reflecting the positive impact of improved procurement and manufacturing of our Men’s Brands tops. During the quarter we added to our portfolio of apparel offerings with the James Campbell acquisition, a profitable brand with considerable growth and margin potential. Last month we expanded our partnership with Levi Strauss to include the women's Dockers™ category for both tops and bottoms beginning with the Spring 2015 season and continuing through 2018, and this week we expanded our licensing agreement covering men’s knit and woven tops as well as sweaters through 2018. We are pursuing additional tuck-in acquisitions as well as licensing and channel expansion opportunities to broaden our portfolio, augment our sales, and capitalize on the scale that our business model offers.”

Business Overview

Net sales for the first quarter of 2014 declined 14.9% compared to the prior year. Net sales for the Company’s Rio Garment division declined as compared to the first quarter of 2013 due to lower volumes for private label t-shirts, partially offset by improved pricing. Hampshire Brands saw an increase in net sales as a result of higher pricing driven by a favorable mix shift, which more than offset lower volume resulting from shipment timing.

Gross profit of $3.1 million declined $0.3 million compared to the first quarter of 2013 due to the aforementioned decrease in net sales. Gross profit margin increased to 19.3% from 17.8% in the first quarter of 2013 due to an increase in the gross profit margin of Hampshire Brands products resulting largely from the benefits of sourcing synergies. This was partially offset by a decrease in the gross profit margin of Rio’s products, which primarily stemmed from changes in volume, sales and customer mix.

Selling, general and administrative expenses, including acquisition related costs of $0.2 million, declined $0.7 million to $7.3 million in the first quarter of 2014. The decrease was primarily attributable to lower severance, consulting, freight and warehouse costs, along with overall reductions in operating expenses resulting from progress with various cost savings measures, partially offset by expenses related to the acquisition of the James Campbell Brands in February 2014, and higher stock based compensation.

Cash Flow and Financial Position at March 29, 2014:

●

In the first quarter of 2014 cash flow from operating activities was $1.1 million and capital expenditures were $0.2 million as compared to a cash use of $6.3 million and capital expenditures of $0.1 million in the first quarter of 2013;

●	Working capital excluding discontinued operations totaled $16.7 million, including $0.7 million of cash and cash equivalents;
●	The Company had borrowings of $3.0 million on a term loan and $7.8 million on its credit facility;
●

In February 2014 the Company acquired the James Campbell brands for $1.3 million of which $300,000 was paid at closing and the balance of which will be paid in installments of $500,000 in each of 2015 and 2016; and,

●	Subsequent to the end of the quarter, the Company reached an agreement with its lenders to amend the covenants of its Credit Agreement.

Outlook

Mr. Buxbaum concluded, “Our gross margin expansion in the first quarter is an indicator that many of the operational enhancements we have made over the last several quarters are beginning to take hold. As a result, we remain optimistic in our ability to achieve significant quarterly EBITDA improvement versus the prior year, along with positive full-year adjusted EBITDA in 2014.”

Hampshire Group, Limited (www.hamp.com), along with its wholly-owned subsidiaries, Hampshire Brands, Inc. and Rio Garment S.A. is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: A prolonged period of depressed consumer spending; use of foreign suppliers for raw materials and manufacture of our products including a manufacturing facility based in Honduras; lack of an established public trading market for our common stock; decreases in business from or the loss of any one of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss of or inability to renew certain licenses; change in consumer preferences and fashion trends, which could negatively affect acceptance of our products by retailers and consumers; failure of our manufacturers to use acceptable ethical business practices; failure to deliver quality products in a timely manner; problems with our distribution system and our ability to deliver products; labor disruptions at ports, our suppliers, manufacturers or distribution facilities; failure, inadequacy, interruption or security lapse of our information technology; failure to compete successfully in a highly competitive and fragmented industry; challenges integrating any business we have acquired or may acquire; potential impairment of goodwill and acquired intangible assets; unanticipated expenses beyond the amount reserved on our balance sheet or unanticipated cash payments related to the ultimate resolution of income and other possible tax liabilities; significant adverse changes to international trade regulations; loss of certain key personnel which could negatively impact our ability to manage our business; risks related to the global economic, political and social conditions; fluctuation in the price of raw materials adversely affecting our results of operations; energy and fuel costs are subject to adverse fluctuations and volatility; potential restrictions in our ability to borrow under our revolving credit facility; lack of sufficient liquidity to fund our operations; failure to realize expected benefits from our cost savings plan; and cyber-security risks, which could negatively impact the security of our sensitive information and technology.

Investor Relations Contact: Fred Buonocore The Equity Group Inc. (212)836-9607 fbuonocore@equityny.com www.theequitygroup.com

See Accompanying Tables

Hampshire Group, Limited

Selected Unaudited Financial Data

	Three Months Ended
(In thousands, except per share data)	March 29, 2014	March 30, 2013
Net sales	$16,102	$18,914
Cost of goods sold	12,993	15,544
Gross profit	3,109	3,370
Selling, general and administrative expenses	7,280	8,003
Loss from operations	(4,171)	(4,633)
Other income (expense):
Interest income	—	1
Interest expense	(246)	(95)
Other, net	35	38
Loss from continuing operations before income taxes	(4,382)	(4,689)
Income tax (benefit) provision	(21)	142
Loss from continuing operations	(4,361)	(4,831)
Income (loss) from discontinued operations, net of taxes	65	(551)
Net loss	$(4,296)	$(5,382)

Basic (loss) income per share:
Loss from continuing operations	$(0.52)	$(0.65)
Income (loss) from discontinued operations, net of taxes	0.01	(0.07)
Net loss	$(0.51)	$(0.72)

Diluted (loss) income per share:
Loss from continuing operations	$(0.52)	$(0.65)
Income (loss) from discontinued operations, net of taxes	0.01	(0.07)
Net loss	$(0.51)	$(0.72)

Weighted-average number of common shares outstanding:
Basic	8,463	7,479
Diluted	8,463	7,479

NON-GAAP RECONCILIATION (UNAUDITED):
Net loss	$(4,296)	$(5,382)
Interest expense, net	246	94
Income tax (benefit) provision	(21)	142
Depreciation and amortization	776	911
EBITDA	(3,295)	(4,235)
Restructuring costs	—	804
Stock-based compensation	337	(200)
Acquisition-related costs	244	—
(Income) loss from discontinued operations, net of taxes	(65)	551
Adjusted EBITDA	$(2,779)	$(3,080)

The Company believes that supplementing its financial statements prepared in accordance with United States generally accepted accounting principles (“GAAP) with certain non-GAAP financial measures, as defined by the Securities and Exchange Commission (the “SEC”), provides a more comprehensive understanding of the Company’s results of operations. Such measures include EBITDA and Adjusted EBITDA and should not be considered an alternative to GAAP financial measures, but instead should be read in conjunction with the GAAP financial measures. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and its other SEC filings, which advise interested parties of certain factors that affect the Company’s business.

SELECTED BALANCE SHEET DATA (Unaudited):
(excluding discontinued operations)	As of March 29, 2014	As of December 31, 2013
Cash and cash equivalents	$710	$1,385
Accounts receivable, net	10,820	15,458
Inventories, net	17,483	18,607
Borrowings under credit facility	7,848	9,187
Working capital	16,689	21,276